Astec Industries, Inc.
News Release
1725 Shepherd Road  |  Chattanooga, TN  37421  |  Phone (423) 899-5898  |  Fax (423) 899-4456

ASTEC INDUSTRIES REPORTS FOURTH QUARTER AND 2007
RESULTS WITH HISTORICAL HIGHS IN REVENUES AND NET INCOME

CHATTANOOGA, Tenn. (February 26, 2008) – Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for the fourth quarter and for the year ended December 31, 2007.  Revenues for 2007 were $869 million and net income for 2007 was $57 million, each of which is a historical high for the Company.  Net income was $2.53 per diluted share for 2007 compared to $1.81 per diluted share for 2006, for an increase of $0.72, or 40% per diluted share.

Revenues for 2007 were $869 million compared with $711 million for 2006, for an increase of 22%.  Domestic sales were $591 million for 2007, or 68% of 2007 revenues, compared to domestic sales of $518 million for 2006, or 73% of 2006 revenues.  International sales were $278 million for 2007, a 45% increase over 2006, or 32% of 2007 revenues, compared to international sales of $192 million for 2006, or 27% of 2006 revenues.  Gross margins for 2007 compared to 2006 increased 40 basis points.  The Company reported net income of $57 million, or $2.53 per diluted share, for 2007 compared with a net income of $40 million, or $1.81 per diluted share for 2006, resulting in a 40% increase in diluted earnings per share.

Income from operations increased 44% from $60 million in 2006 to $87 million in 2007.

Revenues for the fourth quarter of 2007 were $221 million compared with $162 million for the fourth quarter of 2006, for an increase of 36%.  Domestic sales were $136 million for the fourth quarter of 2007, or 62% of 2007 fourth quarter revenues, compared to domestic sales of $114 million for the fourth quarter of 2006, or 70% of 2006 fourth quarter revenues.  International sales were $85 million for the fourth quarter of 2007, or 38% of 2007 fourth quarter revenues, compared to international sales of $49 million for the fourth quarter of 2006, or 30% of 2006 fourth quarter revenues.  The Company reported net income of $11 million, or $0.50 per diluted share, for the fourth quarter of 2007 compared with net income of $6 million, or $0.29 per diluted share, for the fourth quarter of 2006, resulting in a 72% increase in diluted earnings per share.  The Company’s previous historical high for fourth quarter earnings was $0.29 per diluted share in 1998 and 2006.

Consolidated financial statements for the fourth quarter and year ended December 31, 2007 and additional information related to segment revenues and profits are attached as addenda to this press release.

The Company’s backlog at December 31, 2007 was $272 million compared to $246 million at December 31, 2006, including the backlog of Peterson Pacific Corp. acquired in July, 2007, for a $26 million increase.  The Company’s backlog at January 31, 2008 was $293 million compared to $267 million, including Peterson, at January 31, 2007, for a $26 million increase.

Commenting on the announcement, Dr. J. Don Brock, Chairman and Chief Executive Officer, stated, “We are pleased with our 2007 results.  We are beginning the year with a strong backlog indicative of what we believe will be improved sales in the first six months of 2008.  Our efforts to increase international sales will continue this year.  The ConExpo Show, held every three years, is in March and is the largest equipment show in the United States.  ConExpo will be attended by many of our customers to evaluate the latest equipment offerings and capabilities.  We expect to achieve 15% growth in net sales in 2008.  We expect inflation pressures on the cost of materials and components to continue in 2008.  We will be diligent in managing costs and increasing prices where needed.  Based on our outlook at this time, we expect net sales to be approximately $1 billion in 2008 and diluted earnings per share to be in the range of $2.80 to $2.95.”

Investor Conference Call and Web Simulcast

Astec will conduct a conference call on February 26, 2008, at 10:00 a.m. EST to review its fourth quarter and fiscal 2007 financial results as well as its near term general outlook for 2008.  The number to call for this interactive teleconference is (877) 407-9210.  Please reference Astec Industries.

The Company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec’s conference call will be available online at the Company’s website at:  www.astecindustries.com/www/docs/100.  An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, March 4, 2008, by dialing (877) 660-6853 or (201) 612-7415 for international callers; Account #:  286; Conference ID #:  275273.  A transcription of the conference call will be made available under the investor relations section of the Astec Industries, Inc. website within seven days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world’s infrastructure.  Astec’s manufacturing operations are divided into four business segments:  aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.  We also have a company engaged in the wood grinding and processing industry.

The information contained in this press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the Company’s financial performance for 2008, including projected net sales and diluted earnings per share, the effects on the Company from its backlog, the effects of inflation pressures on the cost of materials and components, and the effects of our efficiency initiatives.  These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, future downturns in the economy, rising oil and liquid asphalt prices, rising steel prices, a failure to comply in the future with covenants in the Company’s credit facility or to obtain waivers thereof, rising interest rates, decreased funding for highway projects, production capacity, general business conditions in the industry, demand for the Company’s products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity and those other factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2006 and the Company’s quarterly reports on Forms 10-Q for the quarters ended March 31, June 30 and September 30, 2007.  The Company plans to file its Form 10-K timely by February 29, 2008.

For Additional Information Contact:

J. Don Brock
Chairman of the Board & C.E.O.
Phone:  (423) 867-4210
Fax:  (423) 867-4127
E-mail:  dbrock@astecindustries.com
or
F. McKamy Hall
Vice President and Chief Financial Officer
Phone:  (423) 899-5898
Fax:  (423) 899-4456
E-mail:  mhall@astecindustries.com
or
Stephen C. Anderson
Director of Investor Relations
Phone:  (423) 899-5898
Fax:  (423) 899-4456
E-mail:  sanderson@astecindustries.com

Astec Industries, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$34,636	$44,878
Receivables, net	87,487	66,673
Inventories	210,819	157,835
Prepaid expenses and other	15,790	13,631
Total current assets	348,732	283,017
Property and equipment, net	141,528	113,914
Other assets	52,310	24,931
Total assets	$542,570	$421,862
Liabilities and shareholders' equity
Current liabilities
Accounts payable - trade	$54,840	$42,561
Other accrued liabilities	89,054	62,308
Total current liabilities	143,894	104,869
Other non-current liabilities	21,204	20,128
Minority interest in consolidated subsidiary	883	699
Total shareholders' equity	376,589	296,166
Total liabilities and shareholders' equity	$542,570	$421,862

Astec Industries, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net sales	$220,810	$162,151	$869,025	$710,607
Cost of sales	172,909	127,485	659,247	542,320
Gross profit	47,901	34,666	209,778	168,287
Selling, general, administrative & engineering expenses	30,276	27,707	123,050	107,944
Income from operations	17,625	6,959	86,728	60,343
Interest expense	88	404	853	1,672
Other income, net of expenses	493	716	2,531	1,637
Income before income taxes and minority interest	18,030	7,271	88,406	60,308
Income taxes	6,586	972	31,398	20,638
Minority interest in earnings	60	-	211	82
Net income	$11,384	$6,299	$56,797	$39,588

Earnings per Common Share
Net income
Basic	$0.51	$0.29	$2.59	$1.85
Diluted	$0.50	$0.29	$2.53	$1.81

Weighted average common shares outstanding
Basic	22,224,429	21,561,820	21,967,985	21,428,738
Diluted	22,595,714	21,786,613	22,444,866	21,917,123

Astec Industries, Inc. and Subsidiaries
Segment Revenues and Profits
For the three months ended December 31, 2007 and 2006
(In thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2007 Revenues	56,722	85,045	28,827	31,390	18,826	220,810
2006 Revenues	37,631	71,528	26,187	26,805	-	162,151
Change $	19,091	13,517	2,640	4,585	18,826	58,659
Change %	50.7%	18.9%	10.1%	17.1%	-	36.2%

2007 Gross Profit	13,172	18,853	7,261	5,461	3,154	47,901
2007 Gross Profit %	23.2%	22.2%	25.2%	17.4%	16.8%	21.7%
2006 Gross Profit (Loss)	8,450	17,656	5,336	3,520	(296)	34,666
2006 Gross Profit %	22.5%	24.7%	20.4%	13.1%	-	21.4%
Change	4,722	1,197	1,925	1,941	3,450	13,235

2007 Profit (Loss)	7,881	8,033	3,117	833	(8,508)	11,356
2006 Profit (Loss)	3,664	8,535	2,243	(461)	(7,093)	6,888
Change $	4,217	(502)	874	1,294	(1,415)	4,468
Change %	115.1%	(5.9%)	39.0%	280.7%	(19.9%)	64.9%

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues.  A reconcilation of total segment profits to the Company's consolidated net income is as follows:

	For the three months ended December 31,
	2007	2006
Total profit for all segments	$11,356	$6,888
Minority interest earnings of subsidiary	(60)	-
Recapture (elimination) of intersegment profit	88	(589)
Consolidated net income	$11,384	$6,299

Astec Industries, Inc. and Subsidiaries
Segment Revenues and Profits
For the twelve months ended December 31, 2007 and 2006
(In thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2007 Revenues	240,229	338,183	146,489	114,378	29,746	869,025
2006 Revenues	186,657	289,471	129,385	105,094	-	710,607
Change $	53,572	48,712	17,104	9,284	29,746	158,418
Change %	28.7%	16.8%	13.2%	8.8%	-%	22.3%

2007 Gross Profit	61,530	81,297	36,260	25,670	5,021	209,778
2007 Gross Profit %	25.6%	24.0%	24.8%	22.4%	16.9%	24.1%
2006 Gross Profit (Loss)	46,447	70,878	29,995	21,303	(336)	168,287
2006 Gross Profit %	24.9%	24.5%	23.2%	20.3%	-%	23.7%
Change	15,083	10,419	6,265	4,367	5,357	41,491

2007 Profit (Loss)	37,707	38,892	17,885	7,348	(45,042)	56,790
2006 Profit (Loss)	24,387	33,263	14,369	4,866	(36,439)	40,446
Change $	13,320	5,629	3,516	2,482	(8,603)	16,344
Change %	54.6%	16.9%	24.5%	51.0%	(23.6%)	40.4%

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues.  A reconcilation of total segment profits to the Company's consolidated net income is as follows:

	For the twelve months ended December 31,
	2007	2006
Total profit for all segments	$56,790	$40,446
Minority interest in earnings of subsidiary	(211)	(82)
Recapture (elimination) of intersegment profit	218	(776)
Consolidated net income	$56,797	$39,588

Astec Industries, Inc. and Subsidiaries
Backlog by Segment
December 31, 2007 and 2006
(In thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2007 Backlog	124,857	113,031	12,142	13,347	9,045	272,422
2006 Backlog	111,053	109,370	12,404	9,709	3,704	246,240
Change $	13,804	3,661	(262)	3,638	5,341	26,182
Change %	12.4%	3.3%	(2.1%)	37.5%	144.2%	10.6%